Exhibit 99.1: Press Release dated March 26, 2004: Headwaters Incorporated Announces Recognition of Escrowed Funds

                        HEADWATERS INCORPORATED ANNOUNCES
                          RECOGNITION OF ESCROWED FUNDS

SOUTH JORDAN, UTAH, March 26, 2004 - HEADWATERS INCORPORATED (NASDAQ:HDWR), announced today that the field work for the tax audit of one of its licensees has been completed and the audit is in administrative review. As a result, Headwaters will recognize revenues in its March quarter relating to certain funds previously deposited in an escrow account. Pursuant to the contractual terms of an agreement with a certain licensee, license fees earned by Headwaters over the last two and a half years have been placed in an escrow account for the benefit of Headwaters pending resolution of an audit of the licensee by the Internal Revenue Service ("IRS"). There were no proposed adjustments to the tax credits claimed by the licensee, resulting in the current revenue recognition of license fees held in the escrow account. Disbursements from the escrow account will occur upon resolution of the IRS review, as defined in the license agreement.

The license fees to be recognized of approximately $25 million, when netted against certain related expenses, should result in an increase in earnings per diluted share for Headwaters' March quarter of between $0.20 - $0.25. In addition to recognizing revenue related to license fees held in the escrow account for prior quarters, Headwaters will also recognize the recurring quarterly license fees from this licensee for the March quarter. These recurring licensee fees could contribute as much as $0.04 to $0.06 on a quarterly basis and are included in Headwaters' previously issued forecast of $1.50 to $1.60 of earnings per diluted share for fiscal 2004.

"We are pleased that the Internal Revenue Service audit is nearing completion. The audit has been in process for nearly three years and has resulted in a significant deferral of license fees earned by Headwaters. The pivotal point was completion of the field audit and recognition by the IRS that the testing procedures used by the industry were scientifically sound," said Steven G. Stewart, Headwaters' Chief Financial Officer. "The funds held in the escrow account relating to license fees accumulated for periods prior to January 1, 2004, were not included in our forecast of earnings for fiscal 2004 and totaled approximately $25 million. Including these license fees, net of related expenses, in Headwaters' operations will increase the forecast for fiscal 2004 to between $1.70 and $1.85 of earnings per diluted share."

Kirk Benson, Chairman and Chief Executive Officer of Headwaters, commented on the outlook for the Company, "Headwaters' business is seasonal in nature. As we have indicated in the past, the worst performing quarter is the March quarter, and the best performing quarter is the September quarter. Our business operations for the current quarter were affected by significantly poor weather in January and February, but March has proven to be stronger than normal in both our ISG business and at Covol Fuels, including the increase in license fees in the March quarter. Given the events at Covol Fuels and the high level of activity at ISG, we anticipate earnings in the March 2004 quarter to exceed earnings compared to our March 2003 quarter."

About Headwaters Incorporated

Headwaters Incorporated is a world leader in creating value through innovative advancements in the utilization of natural resources. The Company is focused on providing services to energy companies, conversion of fossil fuels into alternative energy products, and generally adding value to energy. Headwaters generates revenue from managing coal combustion products (CCPs) and from licensing its innovative chemical technology to produce an alternative fuel. Through its CCP business and its solid alternative fuels business, the Company earns a growing revenue stream that provides the capital needed to expand and acquire synergistic new business opportunities.

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Forward Looking Statements

Certain statements contained in this report are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby.

Forward-looking statements include Headwaters' expectations as to the managing and marketing of coal combustion products, operation of facilities utilizing alternative fuel technologies, the marketing of synthetic fuels, the receipt of licensing fees, royalties, and product sales revenues, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters. Such statements that are not purely historical by nature, including those statements regarding Headwaters' future business plans, the operation of facilities, the availability of tax credits, the availability of feedstocks, and the marketability of the coal combustion products and synthetic fuel, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Actual results may vary materially from such expectations. Words such as "expects," "anticipates," "targets," "goals," "projects," "believes," "seeks," "estimates," variations of such words, and similar expressions are intended to identify such forward-looking statements. Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking.

In addition to matters affecting the coal combustion products and synthetic fuel industries or the economy generally, factors which could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the captions entitled "Forward-looking Statements" and "Risk Factors" in Item 7 in Headwaters' Annual Report on Form 10-K for the fiscal year ended September 30, 2003, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors. Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report.

Our internet address is www.hdwtrs.com. There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our reports can be accessed through the investor relations section of our web site.

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